Exhibit 99.1

Regional Management Corp. Announces $25 Million Share Repurchase Program

Greenville, South Carolina – February 8, 2016 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, announced today that its Board of Directors has authorized the repurchase of up to $25 million of its common stock. The authorization is effective immediately and extends through December 31, 2017.

“We are confident in the long-term strategy that we have been executing, as well as in the increased strength of our overall balance sheet over the past year,” said Michael R. Dunn, Chief Executive Officer of Regional Management Corp. “As such, our Board of Directors has authorized a $25 million share repurchase program to best capitalize on the flexibility of our current financial state, permitting us to return value to our shareholders while still allowing us to invest in our operations and positioning us for long-term sustainable and profitable growth.”

Stock repurchases under the program may be made in the open market at prevailing market prices, through privately negotiated transactions, or through other structures in accordance with applicable federal securities laws, at times and in amounts as management deems appropriate. The timing and the amount of any common stock repurchases will be determined by the Company’s management based on its evaluation of market conditions, the Company’s liquidity needs, legal and contractual requirements and restrictions (including covenants in the Company’s credit agreements), share price, and other factors. Repurchases of common stock may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate the Company to purchase any particular number of shares and may be suspended, modified, or discontinued at any time without prior notice. The Company intends to fund the program with a combination of cash and debt.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in operating and administrative expenses; and the departure, transition or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331